Exhibit 99.03

For Immediate Release	Investor Contact: Michael Neufeld
(903) 595-4139

Pegasi Energy Resources Corporation Announces Changes to the Board of Directors

Tyler, Texas, February 3, 2014/PrimeNewswire/ - Pegasi Energy Resources Corp. (OTCQB: PGSI) (“Pegasi” or the “Company”), an East Texas based oil and gas exploration and production company headquartered in Tyler, Texas, today announced changes to its board of directors.

Effective January 28 and January 30, 2014, Alan Gelfand and David Moss, respectively, resigned for personal reasons, effective immediately, as directors of Pegasi.  In submitting their resignations, neither Mr. Gelfand nor Mr. Moss expressed any disagreement with the Company on any matter relating to the registrant’s operations, policies or practices.

Effective January 31, 2014, the Company appointed Jay Moorin to the Board of Directors of the Company.

Since 1998, Mr. Moorin has served as a founding general partner of ProQuest Investments, a healthcare venture capital firm. From 1991 to 1998, Mr. Moorin served as president and chief executive officer of Margainin Pharmaceuticals Inc., a publicly-traded biopharmaceutical company and also served as chairman of its board of directors from 1996 to 1998.  Prior to Margainin, Mr. Moorin held the position of Managing Director of Healthcare Banking at Bear Stearns & Co. Inc. and Vice President of Marketing and Business Development at a division of the ER Squibb Pharmaceutical Company.  Currently, Mr. Moorin serves on the board of directors of Eagle Pharmaceuticals (Chairman) and Mevion Medical Systems and is an advisor to DPT Capital Management, LLC, an investment firm and serves as a Trustee of the Equinox Funds Trust.  Previously, Mr. Moorin served on the board of directors of numerous public and private healthcare companies.  In addition, Mr. Moorin held the position of adjunct senior fellow of the Leonard Davis Institute of Health Economics at the University of Pennsylvania from 1997 to 2012.  Mr. Moorin holds a B.A. in economics with distinction from the University of Michigan.

Mr. Michael Neufeld, President and CEO of Pegasi said; “I would like to thank Alan and David for their contribution to the Company and wish them well in their future endeavors.  We are pleased to appoint Jay as a non-executive director and welcome the valuable extensive corporate and board level experience that he brings.”

About Pegasi Energy Resources Corporation

Pegasi Energy Resources Corporation is an organic growth-oriented independent oil and gas exploration and production company, headquartered in Tyler, Texas. Pegasi is focused on a repeatable, low geological risk, high potential project in the active East Texas oil and gas region. The Company’s strategy is focused on establishing a portfolio of drilling opportunities to exploit undeveloped reserves to grow production, as well as undertaking exploration to grow future reserves. Additional information concerning Pegasi Energy is available at www.pegasienergy.com.

Forward-Looking Statements Disclosure

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as "anticipate," "believe," "forecast," "estimated" and "intend," among others. These forward-looking statements are based on the Company’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, history of losses; speculative nature of oil and natural gas exploration, particularly in the Rodessa Oil Field in East Texas on which the Company is focused; substantial capital requirements and ability to access additional capital; ability to meet the drilling schedule; changes in tax regulations applicable to the oil and natural gas industry; relationships with partners and service providers; ability to acquire additional leasehold interests or other oil and natural gas properties; defects in title to the Company's oil and natural gas interests; ability to manage growth in the Company's businesses; ability to control properties that the Company does not operate; lack of diversification; competition in the oil and natural gas industry; global financial conditions; oil and natural gas realized prices; ability to market and distribute oil and natural gas produced; seasonal weather conditions; and government regulation of the oil and natural gas industry, including potential regulations affecting hydraulic fracturing and environmental regulations such as climate change regulations. The Company does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in the Annual Report on Form 10-K filed with the SEC on March 27, 2013 and future periodic reports filed with the Securities and Exchange Commission. All of the Company's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date hereof.